Exhibit 99.1


        Comdisco Declares Dividend To Common Stockholders And Announces
               Payment To Contingent Distribution Rights Holders

   Part of a Series of Distributions in Complete Liquidation of the Company


Rosemont, IL- March 2, 2005 - Comdisco Holding Company, Inc. (OTC: CDCO) today announced that its Board of Directors has declared a cash dividend of $13.00 per share on the outstanding shares of its common stock, payable on March 24, 2005 to common stockholders of record on March 14, 2005. Comdisco Holding Company has approximately 4.0 million shares of common stock outstanding. Comdisco Holding Company intends to treat the dividend distribution for federal income tax purposes as one in a series of liquidating distributions in complete liquidation of the company. Comdisco Holding Company cannot accurately predict the timing and amount of any future dividend distributions, due to, among other factors, its limited business purpose and declining asset base.

Comdisco Holding Company also announced today that it will make a cash payment of $.1456 per right on the contingent distribution rights (OTC: CDCOR), payable on March 24, 2005 to contingent distribution rights holders of record on March 14, 2005. Comdisco Holding Company has approximately 152.3 million contingent distribution rights outstanding.


The company also confirmed, as previously disclosed in its Form 10-Q for the fiscal quarter ended December 31, 2004, that on February 14, 2005 a distribution of approximately $23.9 million of cash and associated stock was made to creditors in the bankruptcy estate of Comdisco, Inc. from the disputed claims reserve. The entire amount was redistributed to general unsecured creditors in a supplemental distribution. After giving effect to the most recent quarterly distribution and the dividend announced today, the present value of distributions to the initially allowed general unsecured creditors in the bankruptcy estate of Comdisco, Inc. is approximately $3.592 billion and the present value recovery to general unsecured creditors is approximately 99 percent. The remaining estimated disputed claim amount in the bankruptcy estate of Comdisco, Inc. totals approximately $59 million.

Contingent Distribution Rights - Effect on Common Stock

The plan of reorganization (the "Plan") of the company's predecessor, Comdisco, Inc., entitles holders of Comdisco Holding Company's contingent distribution rights to share at increasing percentages in proceeds realized from Comdisco Holding Company's assets after the minimum percentage recovery threshold was achieved in May, 2003. The amount due contingent distribution rights holders is based on the amount and timing of distributions made to former creditors of the company's predecessor, Comdisco, Inc., and is impacted by both the value received from the orderly sale or run-off of Comdisco Holding Company's assets and on the resolution of disputed claims still pending in the bankruptcy estate of Comdisco, Inc.

As the disputed claims are allowed or otherwise resolved, payments are made from funds held in a disputed claims reserve established in the bankruptcy estate for the benefit of former creditors of Comdisco, Inc. Since the minimum percentage recovery threshold has been exceeded, any further payments from the disputed claims reserve to former creditors of Comdisco, Inc. entitle holders of contingent distribution rights to receive payments from Comdisco Holding Company, Inc. The amounts due to contingent distribution rights holders will be greater to the extent that disputed claims are disallowed. The disallowance of a disputed claim results in a distribution from the disputed claims reserve to previously allowed creditors that is entirely in excess of the minimum percentage recovery threshold. In contrast, the allowance of a disputed claim results in a distribution to a newly allowed creditor that is only partially in excess of the minimum percentage recovery threshold. Therefore, any disallowance of the remaining disputed claims would require Comdisco Holding Company, Inc. to pay larger cash amounts to the contingent distribution rights holders that would otherwise be distributed to common shareholders.

About Comdisco

Comdisco emerged from chapter 11 bankruptcy proceedings on August 12, 2002. The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money in an orderly manner the remaining assets of the corporation. Pursuant to Comdisco's plan of reorganization and restrictions contained in its certificate of incorporation, Comdisco is specifically prohibited from engaging in any business activities inconsistent with its limited business purpose. Accordingly, within the next few years, it is anticipated that Comdisco will have reduced all of its assets to cash and made distributions of all available cash to holders of its common stock and contingent distribution rights in the manner and priorities set forth in the Plan. At that point, the company will cease operations and no further distributions will be made.

Safe Harbor
The foregoing contains forward-looking statements regarding Comdisco. They reflect the company's current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words and phrases "expect," "estimate," and "anticipate" and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the company's SEC reports, including, but not limited to, the report on Form 10-K for the fiscal year ended September 30, 2004, and Form 10-Q for the fiscal quarter ended December 31, 2004. Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:
Comdisco:
Mary Moster
312-565-3900
mcmoster@comdisco.com


Paying Agent: Mellon Investor Services
800-621-9609